Exhibit 11

                          NPC International, Inc.
           Statement Regarding Computation of Per Share Earnings


                                              For the Thirteen Weeks Ended
                                             June 27,               June 28,
                                               1995                   1994
PRIMARY
Shares  outstanding
at beginning  of  period                    24,505,324            25,011,493

Weighted average of shares
issued  and  (reacquired)
during  period                                     110                   (25)

Assuming exercise of options and
warrants reduced by the number
of shares which could have been
purchased with the
proceeds from exercise                          21,415                16,819

Shares outstanding for
computation of per share earnings           24,526,850            25,028,287

Net income                                  $4,125,000            $3,755,000

Earnings per share                       $        0.17           $      0.15



FULLY DILUTED

Shares  outstanding
at beginning  of  period                    24,505,324            25,011,493

Weighted average of shares
issued  and
(reacquired)  during  period                       110                   (25)

Assuming exercise of options and
warrants reduced by the number
of shares which could have been
purchased  with
the  proceeds from  exercise                    25,516                16,819

Shares outstanding for
computation of per share earnings           24,530,950            25,028,287

Net income                                  $4,125,000            $3,755,000

Earnings per share                          $     0.17            $     0.15